IMAX CORPORATION

Exhibit 99.1

IMAX CORPORATION

2525 Speakman Drive

Mississauga, Ontario, Canada L5K 1B1

Tel: (905) 403-6500 Fax: (905) 403-6450

www.imax.com

IMAX CORPORATION REPORTS THIRD QUARTER 2012 FINANCIAL RESULTS

HIGHLIGHTS

•	Operating leverage of business drives strong financial results

•	Q3 2012 Revenues increased 20% to $80.7 million

•	Adjusted EPS increased 86% to $0.26 and Adjusted EBITDA grew 59% to $34.0 million in the third quarter

•	Free Cash Flow generation of $30.3 million in the quarter

•	Maintaining full year 2012 install guidance of approximately 110 new theatre installations and issuing full year 2013 guidance of 110 to 125 new theatre installations

LOS ANGELES, CA – October 25, 2012 – IMAX Corporation (NYSE:IMAX; TSX:IMX) today reported strong financial results for the third quarter of 2012 driven by operating leverage and continued theatre network growth globally, with 41 signings and 33 theatre installations in the quarter. Third quarter 2012 revenues were $80.7 million, adjusted EBITDA as calculated in accordance with the Company’s Credit Facility was $34.0 million, adjusted net income was $17.9 million, or $0.26 per diluted share, and reported net income was $15.0 million, or $0.22 per diluted share. For reconciliations of adjusted net income to reported net income and for the definition of adjusted EBITDA and free cash flow, please see the tables at the end of this press release.

“Our strong quarterly financial results once again demonstrate how much the IMAX business model has evolved,” said IMAX Chief Executive Officer Richard L. Gelfond. “We believe IMAX has become a story of growth and operating leverage, and our pipeline for future theatre deals remains robust. Our view is that we have reached a point of critical mass where our portfolio approach to our film slate combined with our global network expansion is driving scalability in the business.”

“We are also seeing an increase in demand from filmmakers who want to take advantage of our differentiation opportunities, whether it be using our IMAX cameras, or specially formatting their movies for IMAX, or using an early release window in IMAX to further promote their film,” Gelfond continued. “This ability to work closely with studios and directors, taken together with our strong brand and our end-to-end approach to our business, continues to set us apart and positions us well to create a unique experience that consumers cannot get anywhere else.”

Third Quarter Segment Results

•	IMAX posted third quarter 2012 revenues of $80.7 million, compared to $67.5 million in the same period last year

•

IMAX systems revenue was $25.4 million in the quarter, compared to $20.6 million in the third quarter of 2011, primarily reflecting the installation of 14 full, new theatre systems under sales and sales-type lease arrangements in the most recent third quarter, compared to 11 full, new theatre systems in the third quarter of 2011. The Company also installed 3 digital system upgrades under sales or sales-type lease arrangements in the third quarter of 2012, compared to 4 upgrades in the third quarter of 2011

•

Revenue from joint revenue sharing arrangements increased 31.9% to $13.2 million, compared to $10.0 million in the prior-year period. During the quarter, the Company installed 14 new theatres under joint revenue sharing arrangements, compared to 14 in the year-ago period. The Company ended the third quarter of 2012 with 287 theatres operating under joint revenue sharing arrangements, as compared to 218 theatres at the end of the third quarter of 2011

•

Production and IMAX DMR® (Digital Re-Mastering) revenues increased 35.6% to $25.2 million in the third quarter of 2012 from $18.6 million in the third quarter of 2011. Gross box office from DMR titles was $173.2 million in the third quarter of 2012, compared to $149.5 million in the third quarter of 2011. The average DMR box office per screen in the third quarter of 2012 was $311,700, compared to $355,500 in the third quarter of 2011

Network Growth and Guidance Update

In the third quarter of 2012, the Company signed contracts for 41 theatres, of which 32 were new systems, and installed 33 theatres, of which 28 were new systems and 5 were digital upgrades.

The Company continues to expect that approximately 110 new theatre systems (excluding digital upgrades) will be installed during the full year of 2012, which implies that approximately 46 new theatre systems (excluding digital upgrades) will be installed in the fourth quarter of 2012. The Company updated its annual installation guidance to a more comprehensive definition which includes scheduled installations from backlog as well as the Company’s estimate of installations from arrangements that will sign and install within a given year. Under this definition, the Company is issuing installation guidance for 2013 of an estimated 110 to 125 new theatre systems (excluding digital upgrades). The Company cautions that theatre system installations can slip from period to period in the course of the Company’s business, usually for reasons beyond its control.

The total IMAX® theatre network consisted of 689 systems at the end of the quarter, of which 556 were in commercial multiplexes. There were 285 theatre systems in backlog as of Sept. 30, 2012, compared to 280 theatre systems in backlog as of June 30, 2012 and 295 systems in backlog as of Sept. 30, 2011. For a breakdown of theatre system signings, installations and backlog by type, please see the end of this press release.

“We believe that IMAX’s fundamentals have never been stronger,” Gelfond concluded. “The healthy level of business activity is evidenced by our signings and installations this quarter, and we continue to be encouraged by the pace and quality of discussions regarding future theatre deals. IMAX has created a truly differentiated brand and entertainment offering that is being embraced by exhibitors, studios, filmmakers, and—most importantly—by moviegoers around the world.”

Conference Call

The Company will host a conference call today at 8:30 AM ET to discuss its third quarter 2012 financial results. To access the call via telephone, interested parties should dial (866) 321-6651 approximately 5 to 10 minutes before it begins. International callers should dial (416) 642-5212. The participant passcode for the call is 9337410. This call is also being webcast by Thomson Financial and can be accessed on the ‘Investor Relations’ section of www.imax.com. A replay of the call will be available via webcast on the ‘Investor Relations’ section of www.imax.com or via telephone by dialing (888) 203-1112, or (647) 436-0148 for international callers. The participant passcode for the telephone replay is 9337410.

About IMAX Corporation

IMAX, an innovator in entertainment technology, combines proprietary software, architecture and equipment to create experiences that take you beyond the edge of your seat to a world you’ve never imagined. Top filmmakers and studios are utilizing IMAX theatres to connect with audiences in extraordinary ways, and, as such, IMAX’s network is among the most important and successful theatrical distribution platforms for major event films around the globe.

IMAX is headquartered in New York, Toronto and Los Angeles, with offices in London, Tokyo, Shanghai and Beijing. As of Sept. 30, 2012, there were 689 IMAX theatres (556 commercial multiplex, 20 commercial destination and 113 institutional) in 52 countries.

IMAX® , IMAX® 3D, IMAX DMR®, Experience It In IMAX®, An IMAX 3D Experience®, The IMAX Experience® and IMAX Is Believing® are trademarks of IMAX Corporation. More information about the Company can be found at www.imax.com. You may also connect with IMAX on Facebook (www.facebook.com/imax), Twitter (www.twitter.com/imax) and YouTube (www.youtube.com/imaxmovies).

###

This press release contains forward looking statements that are based on IMAX management’s assumptions and existing information and involve certain risks and uncertainties which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. Important factors that could affect these statements include, but are not limited to, general economic, market or business conditions; including the length and severity of the current economic downturn, the opportunities (or lack thereof) that may be presented to and pursued by the Company; the performance of IMAX DMR films; competitive actions by other companies; conditions in the in-home and out-of-home entertainment industries; the signing of theater system agreements; changes in laws or regulations; conditions, changes and developments in the commercial exhibition industry; the failure to convert theater system backlog into revenue; the failure to respond to change and advancements in digital technology; risks related to the acquisition of AMC Entertainment Holdings, Inc. by Dalian Wanda Group Co., Ltd.; risks related to the Company’s implementation of a new enterprise resource planning (“ERP”) system; risks related to new business initiatives; risks associated with investments and operations in foreign jurisdictions and any future international expansion, including those related to economic, political and regulatory policies of local governments and laws and policies of the United States and Canada; the potential impact of increased competition in the markets within which the Company operates; risks related to the Company’s inability to protect the Company’s intellectual property; risks related to foreign currency transactions; risks related to the Company’s prior restatements and the related litigation; and other factors, many of which are beyond the control of the Company. These factors and other risks and uncertainties are discussed in IMAX’s most recent Annual Report on Form 10-K and most recent Quarterly Reports on Form 10-Q.

For additional information please contact:

Investors: IMAX Corporation, New York Teri Loxam/Blaire Lomasky 212-821-0100 tloxam@imax.com blomasky@imax.com Business Media: Sloane & Company, New York Whit Clay 212-446-1864 wclay@sloanepr.com

Media:

IMAX Corporation, New York

Ann Sommerlath

212-821-0155

asommerlath@imax.com

Entertainment Media:

Principal Communications Group, Los Angeles

Melissa Zuckerman/Paul Pflug

323-658-1555

melissa@pcommgroup.com

paul@pcommgroup.com

Additional Information

2012 DMR Films Announced to Date:

To date, IMAX has announced 31 DMR titles that will be released in the IMAX theatre network in 2012. Films to run throughout the remainder of 2012 include:

•	Paranormal Activity 4: The IMAX Experience (Paramount Pictures, October 2012);

•	Tai Chi Hero: An IMAX 3D Experience (Huayi Brothers, October 2012, Asia only);

•	Cloud Atlas: The IMAX Experience (WB, October 2012);

•	Skyfall: The IMAX Experience (Sony, November 2012);

•	The Twilight Saga: Breaking Dawn—Part 2: The IMAX Experience (Lionsgate, November 2012, UK and select international markets only)

•	Back to 1942: The IMAX Experience (Huayi Brothers, November 2012, Asia only);

•	CZ12: The IMAX Experience (JCE Entertainment Ltd., Huayi Brothers & Emperor Motion Pictures, December 2012, Asia only); and

•	The Hobbit: An Unexpected Journey: An IMAX 3D Experience (WB, December 2012).

2013 DMR Films Announced to Date:

To date, IMAX has announced 10 titles to be released in 2013. The Company remains in discussions with virtually every major studio regarding future titles and expects the total number of titles in 2013 to be similar to that in 2012.

•	Hansel & Gretel: Witch Hunters: An IMAX 3D Experience (Paramount, January 2013);

•	Jack the Giant Killer: An IMAX 3D Experience (WB, March 2013);

•	Oblivion: The IMAX Experience (Universal, April 2013);

•	Star Trek: Into Darkness: An IMAX 3D Experience (Paramount, May 2013);

•	Man of Steel: The IMAX Experience (WB, June 2013);

•	Gravity: An IMAX 3D Experience (WB, September 2013);

•	Stalingrad: An IMAX 3D Experience (AR Films, October 2013, Russia and the CIS only);

•	The Hunger Games: Catching Fire: The IMAX Experience (Lionsgate, November 2013);

•	The Hobbit: The Desolation of Smaug: An IMAX 3D Experience (WB, December 2013); and

•	Dhoom 3: The IMAX Experience (Yash Raj Films, 2013, India only).

Theatre Network Details:

	Three Months Ended September 30,			Nine Months Ended September 30,
Theatre System Signings:	2012		2011	2012	2011
Full new sales and sales-type lease arrangements	4		10	32	46
New joint revenue sharing arrangements	28		18	61	120

Total new theatres	32		28	93	166

Upgrades of IMAX theatre systems	9	(1)	2	11	17

Total Theatre Signings	41		30	104	183

	Three Months Ended September 30,			Nine Months Ended September 30,
Theatre System Installations:	2012		2011	2012	2011
Full new sales and sales-type lease arrangements	14		11	33	33
New joint revenue sharing arrangements	14		14	31	47

Total new theatres	28		25	64	80

Upgrades and other	5		4	15	33

Total Theatre Installations	33		29	79	113

	As of September 30,
Theatre Backlog:	2012		2011
New sales and sales-type lease arrangements	133		137
New joint revenue sharing arrangements	149		148

Total new theatres	282		285

Upgrades under sales and sales-type lease arrangements	3		10

Total Theatres in Backlog	285		295

(1)	Includes three IMAX theatres acquired from another existing customer that had been operating under a joint revenue sharing arrangement. These theaters were purchased from the Company under a sales arrangement.

IMAX CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In accordance with United States Generally Accepted Accounting Principles

(In thousands of U.S. dollars, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues
Equipment and product sales	$24,327	$18,378	$55,756	$58,359
Services	40,316	35,104	102,312	80,371
Rentals	14,013	11,350	42,912	25,416
Finance income	2,055	1,581	5,537	4,409
Other	—	1,075	—	1,325

	80,711	67,488	206,517	169,880

Costs and expenses applicable to revenues
Equipment and product sales	10,652	8,083	27,727	28,595
Services	21,107	19,113	55,378	48,015
Rentals	4,202	3,468	12,968	9,478
Other	—	386	—	406

	35,961	31,050	96,073	86,494

Gross margin	44,750	36,438	110,444	83,386
Selling, general and administrative expenses (including share-based compensation expense of $2.8 million and $10.3 million for the three and nine months ended September 30, 2011, respectively (2011 – expense of $0.5 million and $9.0 million, respectively))	19,326	19,440	58,713	55,778
Provision for arbitration award	—	—	—	2,055
Research and development	2,528	2,041	7,623	6,026
Amortization of intangibles	166	113	532	341
Receivable provisions, net of recoveries	241	408	829	767
Asset impairments	—	8	—	8
Impairment of available-for-sale investment	—	—	150	—

Income from operations	22,489	14,428	42,597	18,411
Interest income	22	13	73	44
Interest expense	(373)	(431)	(1,375)	(1,425)

Income from continuing operations before income taxes	22,138	14,010	41,295	17,030
Provision for income taxes	(6,814)	(5,179)	(11,599)	(6,504)
Loss from equity-accounted investments	(334)	(439)	(1,038)	(1,312)

Net income	$14,990	$8,392	$28,658	$9,214

Net income per share—basic & diluted:
Net income per share—basic	$0.23	$0.13	$0.44	$0.14

Net income per share—diluted	$0.22	$0.12	$0.42	$0.14

Weighted average number of shares outstanding (000’s):
Basic	65,930	64,654	65,718	64,406
Fully Diluted	68,301	67,756	68,187	68,110
Additional Disclosure:
Depreciation and amortization(1)	$8,038	$5,838	$24,704	$18,020

(1)	Includes less than $0.1 million and $0.1 million of amortization of deferred financing costs charged to interest expense for the three and nine months ended September 30, 2012, respectively (September 30, 2011 — less than $0.1 million and $0.3 million , respectively).

IMAX CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

In accordance with United States Generally Accepted Accounting Principles

(in thousands of U.S. dollars)

	As at September 30, 2012	As at December 31, 2011
	(unaudited)
Assets
Cash and cash equivalents	$29,450	$18,138
Accounts receivable, net of allowance for doubtful accounts of $1,636 (December 31, 2011 — $1,840)	36,147	46,659
Financing receivables	91,533	86,714
Inventories	20,841	19,747
Prepaid expenses	4,081	3,126
Film assets	3,488	2,388
Property, plant and equipment	109,115	101,253
Other assets	25,480	14,238
Deferred income taxes	40,164	50,033
Goodwill	39,027	39,027
Other intangible assets	27,709	24,913

Total assets	$427,035	$406,236

Liabilities
Bank indebtedness	$30,000	$55,083
Accounts payable	15,389	28,985
Accrued and other liabilities	63,405	54,803
Deferred revenue	79,660	74,458

Total liabilities	188,454	213,329

Commitments, contingencies and guarantees
Shareholders’ equity
Capital stock, common shares — no par value. Authorized — unlimited number.
Issued and outstanding — 65,997,319 (December 31, 2011 — 65,052,740)	310,105	303,395
Other equity	26,587	17,510
Deficit	(97,008)	(125,666)
Accumulated other comprehensive loss	(1,103)	(2,332)

Total shareholders’ equity	238,581	192,907

Total liabilities and shareholders’ equity	$427,035	$406,236

IMAX CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

In accordance with United States Generally Accepted Accounting Principles

(In thousands of U.S. dollars)

(Unaudited)

	Nine Months Ended September 30,
	2012	2011
Cash provided by (used in):
Operating Activities
Net income	$28,658	$9,214
Adjustments to reconcile net income to cash from operations:
Depreciation and amortization	24,704	18,020
Write-downs, net of recoveries	1,516	841
Change in deferred income taxes	9,545	5,694
Stock and other non-cash compensation	10,781	9,595
Provision for arbitration award	—	2,055
Unrealized foreign currency exchange (gain) loss	(152)	4,270
Loss from equity-accounted investments	1,038	1,312
Gain on non-cash contribution to equity-accounted investees	—	(404)
Investment in film assets	(13,508)	(8,814)
Changes in other non-cash operating assets and liabilities	(8,672)	(48,192)

Net cash provided by (used in) operating activities	53,910	(6,409)

Investing Activities
Purchase of property, plant and equipment	(2,599)	(4,409)
Investment in joint revenue sharing equipment	(15,174)	(22,432)
Investment in new business ventures	(381)	(1,571)
Acquisition of other intangible assets	(5,046)	(4,008)

Net cash used in investing activities	(23,200)	(32,420)

Financing Activities
Increase in bank indebtedness	9,917	59,583
Repayment of bank indebtedness	(35,000)	(37,500)
Credit facility amendment fees paid	—	(297)
Common shares issued - stock options exercised	5,831	5,635

Net cash (used in) provided by financing activities	(19,252)	27,421

Effects of exchange rate changes on cash	(146)	(139)

Increase (decrease) in cash and cash equivalents during the period	11,312	(11,547)
Cash and cash equivalents, beginning of period	18,138	30,390

Cash and cash equivalents, end of period	$29,450	$18,843

IMAX CORPORATION

SELECTED FINANCIAL DATA

In accordance with United States Generally Accepted Accounting Principles

(in thousands of U.S. dollars)

The Company has seven reportable segments identified by category of product sold or service provided: IMAX systems; theater system maintenance; joint revenue sharing arrangements; film production and IMAX DMR; film distribution; film post-production; and other. The IMAX systems segment is comprised of the design, manufacture, sale or lease of IMAX theater projection system equipment. The theater system maintenance segment consists of the maintenance of IMAX theater projection system equipment in the IMAX theater network. The joint revenue sharing arrangements segment is comprised of the installation of IMAX theater projection system equipment to an exhibitor in exchange for a certain percentage of box-office receipts, concession revenue and in some cases a small upfront or initial payment. The film production and IMAX DMR segment is comprised of the production of films and performance of film re-mastering services. The film distribution segment includes the distribution of films for which the Company has distribution rights. The film post-production segment includes the provision of film post-production and film print services. The other segment includes certain IMAX theaters that the Company owns and operates, camera rentals and other miscellaneous items.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenue
IMAX systems
Sales and sales-type leases	$21,937	$17,593	$49,751	$54,758
Ongoing rent, fees, and finance income	3,421	3,056	9,312	8,620

	25,358	20,649	59,063	63,378

Theater system maintenance	7,042	6,348	20,878	18,270

Joint revenue sharing arrangements	13,186	9,995	40,477	22,382

Films
Production and IMAX DMR	25,223	18,600	58,805	38,280
Distribution	3,259	4,965	11,122	12,857
Post-production	1,646	3,023	5,778	5,686

	30,128	26,588	75,705	56,823

Other	4,997	3,908	10,394	9,027

Total	$80,711	$67,488	$206,517	$169,880

Gross margins
IMAX systems(1)
Sales and sales-type leases	$12,575	$10,329	$25,259	$28,163
Ongoing rent, fees, and finance income	3,381	2,965	9,216	8,306

	15,956	13,294	34,475	36,469

Theater system maintenance	2,828	1,944	8,122	6,912

Joint revenue sharing arrangements(1)	9,286	6,733	28,340	13,792

Films
Production and IMAX DMR(1)	15,426	12,015	35,714	21,235
Distribution(1)	587	1,418	2,133	2,531
Post-production	103	808	1,373	2,804

	16,116	14,241	39,220	26,570

Other	564	226	287	(357)

Total	$44,750	$36,438	$110,444	$83,386

(1)	IMAX systems include commission costs of $0.9 million and $2.1 million for the three and nine months ended September 30, 2012, respectively (2011 — $0.6 million and $1.4 million, respectively). Joint revenue sharing arrangements segment margins include advertising, marketing and commission costs of $1.1 million and $2.1 million for the three and nine months ended September 30, 2012, respectively (2011 — $1.3 million and $3.6 million, respectively). Production and DMR segment margins include marketing costs of $0.5 million and $2.2 million for the three and nine months ended September 30, 2012, respectively (2011 — $0.7 million and $1.9 million, respectively). Distribution segment margins include a marketing cost recovery of less than $0.1 million and an expense of $1.2 million for the three and nine months ended September 30, 2012, respectively (2011 — expense of $0.1 million and $1.7 million, respectively).

IMAX CORPORATION

OTHER INFORMATION

(in thousands of U.S. dollars)

Non-GAAP Financial Measures:

In this release, the Company presents adjusted EBITDA, adjusted net income, adjusted net income per diluted share and free cash flow as supplemental measures of performance of the Company, which are not recognized under United States generally accepted accounting principles (“GAAP”). The Company presents adjusted EBITDA, adjusted net income, adjusted net income per diluted share, and free cash flow because it believes that they are important supplemental measures of its comparable controllable operating performance and it wants to ensure that its investors fully understand the impact of its stock-based compensation and a provision for an arbitration award (net of any related taxes) on its net income. Management uses these measures to review operating performance on a comparable basis from period to period. However, these non-GAAP measures may not be comparable to similarly titled amounts reported by other companies. Adjusted EBITDA, adjusted net income, adjusted net income per diluted share and free cash flow should be considered in addition to, and not as a substitute for, net income and other measures of financial performance reported in accordance with GAAP.

Adjusted EBITDA:

Adjusted EBITDA is calculated on a basis consistent with the Company’s Credit Facility, which refers to Adjusted EBITDA as EBITDA. The Credit Facility provides that the Company will be required to maintain a ratio of funded debt (as defined in the Credit Agreement) to EBITDA (as defined in the Credit Agreement) of not more than 2:1. The Company will also be required to maintain a Fixed Charge Coverage Ratio (as defined in the Credit Agreement) of not less than 1.1:1.0. At all times under the terms of the Credit Facility, the Company is required to maintain minimum Excess Availability of not less than $5.0 million and minimum Cash and Excess Availability of not less than $15.0 million. The ratio of funded debt to EBITDA was 0.30:1 as at September 30, 2012, where Funded Debt (as defined in the Credit Agreement) is the sum of all obligations evidenced by notes, bonds, debentures or similar instruments and was $30.0 million. EBITDA is calculated as follows:

(In thousands of U.S. Dollars)	For the 3 months ended September 30, 2012	For the 12 months ended September 30, 2012(1)
Net income	$14,990	$34,987
Add:
Loss from equity accounted investments	334	1,517
Provision for income taxes	6,814	14,483
Interest expense, net of interest income	351	1,691
Depreciation and amortization, including film asset amortization	7,995	31,676
Write-downs net of recoveries including asset impairments and receivable provisions	597	2,629
Stock and other non-cash compensation	2,930	13,621

Adjusted EBITDA	$34,011	$100,604

(1)	Ratio of funded debt calculated using twelve months ended EBITDA.

IMAX CORPORATION

OTHER INFORMATION

(in thousands of U.S. dollars)

Adjusted Net Income and Adjusted Diluted Per Share Calculations – Quarter Ended September 30, 2012 vs. 2011:

The Company reported net income of $15.0 million or $0.23 per basic share and $0.22 per diluted share for the third quarter of 2012, as compared to net income of $8.4 million or $0.13 per basic share and $0.12 per diluted share for the third quarter of 2011. Net income for the third quarter of 2012 includes a $2.8 million charge, or $0.04 per diluted share, for stock-based compensation (2011—$0.5 million or $0.01 per diluted share) and the related tax benefit of $0.1 million (2011—$0.5 million or $0.01 per diluted share). Adjusted net income, which consists of net income excluding stock-based compensation expense and the related tax benefit, was $17.9 million, or $0.26 per diluted share, in the third quarter of 2012, as compared to adjusted net income of $9.5 million, or $0.14 per diluted share, for the third quarter of 2011. A reconciliation of net income, the most directly comparable U.S. GAAP measure, to adjusted net income and adjusted net income per diluted share is presented in the table below:

	Three Months Ended September 30, 2012		Three Months Ended September 30, 2011
	Net Income	Diluted EPS	Net Income	Diluted EPS
Reported	$14,990	$0.22	$8,392	$0.12
Adjustments:
Stock-based compensation	2,756	0.04	519	0.01
Tax benefit of items listed above	114	—	549	0.01

Adjusted	$17,860	$0.26	$9,460	$0.14

Weighted average diluted shares outstanding		68,301		67,756

Adjusted Net Income and Adjusted Diluted Per Share Calculations – Nine Months Ended September 30, 2012 vs. 2011:

The Company reported net income of $28.7 million or $0.44 per basic share and $0.42 per diluted share for the nine months ended September 30, 2012, as compared to net income of $9.2 million or $0.14 per basic and diluted share for the nine months ended September 30, 2011. Net income for the nine months ended September 30, 2012 includes a $10.3 million charge, or $0.15 per diluted share (2011 – $9.0 million or $0.13 per diluted share), for stock-based compensation. Net income for the nine months ended September 30, 2011 also includes a one-time $2.1 million pre-tax charge ($0.03 per diluted share), due to an arbitration award arising from an arbitration proceeding brought against the Company in connection with a discontinued subsidiary. Adjusted net income, which consists of net income excluding the impact of the stock-based compensation expense, the charge for the arbitration award and the related tax impact, was $38.8 million, or $0.57 per diluted share, in the nine months ended September 30, 2012, as compared to adjusted net income of $19.4 million, or $0.28 per diluted share, for the nine months ended September 30, 2011. A reconciliation of net income, the most directly comparable U.S. GAAP measure, to adjusted net income and adjusted net income per diluted share is presented in the table below:

	Nine Months Ended September 30, 2012		Nine Months Ended September 30, 2011
	Net Income	Diluted EPS	Net Income	Diluted EPS
Reported	$28,658	$0.42	$9,214	$0.14
Add:
Stock-based compensation	10,252	0.15	8,973	0.13
Provision for arbitration award	—	—	2,055	0.03
Tax impact on items listed above	(86)	—	(882)	(0.02)

Adjusted	$38,824	$0.57	$19,360	$0.28

Weighted average diluted shares outstanding		68,187		68,110

Free Cash Flow:

Free cash flow is defined as cash provided by operating activities minus cash used in investing activities (from the consolidated statements of cash flows). Cash provided by operating activities consist of net income, plus depreciation and amortization, plus the change in deferred income taxes, plus other non-cash items, plus changes in working capital, less investment in film assets, plus other changes in operating assets and liabilities. Cash used in investing activities includes capital expenditures, acquisitions and other cash used in investing activities. Management views free cash flow, a non-GAAP measure, as a measure of the Company’s after-tax cash flow available to reduce debt, add to cash balances, and fund other financing activities. A reconciliation of cash provided by operating activities to free cash flow is presented in the table below:

(In thousands of U.S. Dollars)	For the Three Months Ended September 30, 2012	For the Nine Months Ended September 30, 2012
Net cash provided by operating activities	$34,067	$53,910
Net cash (used in) investing activities	(3,797)	(23,200)

Free cash flow	$30,270	$30,710